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                                                                   Exhibit 10.22


                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement"), effective as of July 1, 1995, by and between Maxus Energy Corporation, a Delaware corporation (the "Company") and W. Mark Miller (the Executive").

                                 WITNESSETH:

         WHEREAS, the Executive is a senior executive of the Company and is expected to make major contributions to the success of the Company; and

         WHEREAS, the Company desires to continue receiving the services of the Executive; and

         WHEREAS, the Executive is willing to continue rendering services to the Company on the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, the Company and the Executive agree as follows:

         1. Term of Agreement: The period during which this Agreement shall be in effect (the "Term") shall commence as of July 1, 1995 and, subject to the further provisions hereof, shall expire as of the close of business on June 30, 1999.

         2. Employment: (a) Subject to the further terms and conditions of this Agreement, during the Term the Company shall continue the Executive in its employ at a grade level that is the same as, or is equivalent to, or, in the Company's discretion is higher than, his grade level immediately prior to the
commencement of the Term.   The Company may change the Executive's position,
title, duties and/or responsibilities with the Company





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from time to time during the Term; provided, however, the Company shall not assign the Executive to a position the base pay of which would generally be valued in a competitive market as materially less than the Executive's Base Pay (as that term is hereafter defined). For purposes of this Agreement, employment with an affiliate of the Company shall be deemed employment with the Company. Throughout the Term, the Executive shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company as in effect for senior executives) to the business and affairs of the Company, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as that term is hereafter defined) if conducted by the Executive after the Executive's Termination Date (as that term is hereafter defined), (ii) engaging in charitable and community activities, or (iii) managing his personal investments.

         (b) During the Term, the Executive shall be subject to reassignment to any of the Company's foreign or domestic locations at any time. On reassignment, the Company will attempt to take into account a number of factors, including the personal goals and desires, experience and performance of the Executive, and the needs of the Company. While an effort will be made to consider the needs and requirements of the Executive, the Company does not represent or promise that the Executive's needs will be accommodated and the Company reserves the right to select the location of the Executive's work assignment.





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         3.  Compensation During Term:  (a)  During the Term, the Executive
shall (i) receive an annual salary at a rate not less than the Executive's annual base salary payable monthly or otherwise as in effect immediately prior to the commencement of the Term or such higher rate as may be determined from time to time thereafter by the Board of Directors of the Company (the "Board") or the Compensation Committee thereof (which base salary at such rate is herein referred to as "Base Pay") and (ii) participate in such incentive pay plan(s) or program(s) maintained by the Company for its senior executives at a level commensurate with similarly situated senior executives of the Company; provided, however, the sum of the Executive's Base Pay and incentive pay (the "Total Pay") for any year during the Term shall not be less than the sum of (x) the Executive's Base Pay as of the effective date of this Agreement and (y) the highest annual cash incentive amount paid to the Executive by the Company with respect to 1992, 1993 or 1994.

         (b) During the Term, the Executive shall be a participant in, and shall be entitled on the same basis as similarly situated senior executives to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which similarly situated senior executives of the Company participate, including, without limitation, any savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements, including, if and for so long as the Executive is assigned to a work location





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outside the United States, such premiums, allowances and/or other benefits and any relocation policies afforded to similarly situated senior expatriate employees at such location on the same terms and subject to the same limitations afforded to such other senior expatriate employees (collectively, "Employee Benefits"); provided, however, that the Executive's rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby.

         (c) The Executive shall receive $76,592 within five business days after signing this Agreement and delivering same to the Company.

         (d) If the Executive remains employed with the Company until June 30, 1996, then within five business days following that date the Company shall pay the Executive $76,592 in a lump sum as a "stay-on" bonus, regardless of whether the Executive continues his employment following June 30, 1996.

         (e) If the Executive remains employed with the Company until June 30, 1997, then within five business days following that date the Company shall pay the Executive $76,592 in a lump sum as an additional "stay-on" bonus, regardless of whether the Executive continues his employment following June 30, 1997.

         4. Termination: (a) This Agreement may be terminated by the Company during the Term only upon the occurrence of one or more of the following events:

         (i) If the Executive is unable to perform the essential functions of his job (with or without reasonable accommodation) because he has become permanently disabled within the meaning of, and actually begins to receive disability benefits





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         pursuant to, the long-term disability plan in effect for senior executives of the Company; or

         (ii) The Executive refuses to accept a reassignment to a new work location; or

         (iii) For "Cause", which for purposes of this Agreement shall mean that, prior to any other termination of employment, the Executive shall have committed:

                 (A) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company;

                 (B)  intentional wrongful damage to property of the Company;

                 (C) intentional wrongful disclosure of secret processes or confidential information of the Company; or

                 (D) intentional wrongful engagement in any Competitive Activity; and any such foregoing act shall have been materially harmful to the Company. For purposes of this Agreement, an act, or failure to act, on the part of the Executive shall be deemed "intentional" only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the
         Executive, together with his   counsel, to be heard before the Board)
         finding that,





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         in the good faith opinion of the Board, the Executive had committed an act set forth above in this Section 4(a)(iii) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

         (b) This Agreement may be terminated by the Executive during the Term with the right to benefits as provided in Section 5(a) hereof only upon the occurrence of one or more of the following events:

         (i) Any termination of the employment of the Executive by the Company for any reason other than for Cause, by reason of the Executive's disability and the actual receipt of disability benefits as described in Section 4(a)(i) hereof, or due to the Executive's refusal to accept a reassignment to a new work location; or

         (ii) The occurrence of any of the following events:

                          (A) A reduction in the Executive's grade level from his grade level, or its equivalent, immediately prior to the commencement of the Term, a reduction in the Executive's Total Pay or the termination of the Executive's ability to participate in any incentive plan or Employee Benefits in which other similarly situated senior executives of the Company continue to be entitled to participate;

                          (B)  The liquidation, dissolution, merger,
              consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation,





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              merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred shall have assumed (directly or by operation of law) all duties and obligations of the Company under this Agreement pursuant to Section 10 hereof; or

                          (C) Any material breach of this Agreement by the Company or any successor thereto, which is not remedied within ten business days after written notice of such breach is given to the Company by the Executive.

         (c) This Agreement shall terminate on the date of the Executive's termination of employment for any reason not covered by Section 4(a) or (b) or
Section 5(b), including, without limitation, the death of the Executive.

         (d) Except as provided below, a termination of the Executive's employment, whether by the Company or by the Executive, shall not affect any rights which the Executive may have pursuant to any other agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof. However, notwithstanding the foregoing, the Executive hereby agrees and acknowledges that, regardless of the reason for his termination of employment, the amount of separation or severance pay and/or benefits he is entitled to receive, if any, under the Maxus Energy Corporation Separation Pay Plan, the Maxus International Energy Company Separation Pay Plan For Expatriate Employees or any other severance plan or program of the Company or its affiliates, as in effect on the date of termination, shall be reduced by any severance compensation he receives or is entitled to receive under Section 5 hereof. Moreover, if the Executive is not eligible to receive separation or severance pay and/or benefits under such





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severance plans and programs, the Company agrees (without duplicaton) to pay the Executive upon termination a minimum severance payment under this Agreement in an amount, if any, equal to the amount the Executive would have been entitled to receive under such separation or severance plans or programs had he been eligible thereunder in the absence of this Agreement, less any severance compensation the Executive receives under Section 5 hereof.

         5. Severance Compensation: (a) If the Company shall terminate the Executive's employment during the Term other than pursuant to Section 4(a) hereof, or if the Executive shall terminate his employment during the Term pursuant to Section 4(b) hereof, then, subject to the further provisions of this Section 5, the Company shall pay to the Executive the amount specified in
Section 5(a)(i) hereof within five business days after the date the Executive's employment is terminated (the "Termination Date") and shall provide for the Continuing Employee Benefits specified in Section 5(a)(ii):

         (i) In lieu of any further payments of Base Pay and incentive compensation to the Executive for periods subsequent to the Termination Date, the Company shall pay the Executive a lump sum amount (the "Severance Payment") equal to his Total Pay calculated at the highest rate theretofore paid during the Term multiplied by the number of years (including fractional years) remaining in the Term, but not to exceed three years (such period being the "Continuation Period"); and

         (ii) For the remainder of the Continuation Period, the Company shall provide the Executive with Employee Benefits substantially similar to those which (and





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         on the same terms as) the Executive was receiving or entitled to receive immediately prior to the Termination Date (the "Continuing Employee Benefits") (and if and to the extent that such benefits cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, such Continuing Employee Benefits). Without limiting the generality of the foregoing, the Continuation Period shall be considered, to the extent permitted by applicable law, service with the Company for the purpose of service credits under the Company's qualified retirement plans and supplemental executive retirement and other nonqualified benefit plans applicable to the Executive or his
         beneficiaries immediately prior to the Termination Date.   If and to
         the extent any such benefits cannot be paid or provided under the applicable plan solely due to the fact the Executive is no longer an officer or employee of the Company, the Company shall itself pay or provide such benefits to the Executive or, if applicable, his dependents and beneficiaries. Further, without otherwise limiting the purposes or effect of Section 6 hereof, the Continuing Employee Benefits provided to or on behalf of the Executive pursuant to this
         Section 5(a)(ii) by reason of any "welfare benefit plan" of the Company (as the term "welfare benefit plan" is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period.





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         (b)  If the Executive's employment with the Company is terminated prior to July 1, 1997, whether by the Company or the Executive, due to his refusal to accept a reassignment to a new work location, the Company shall pay the Executive within five business days of such Termination Date an amount equal to (x) one-twelfth of his Base Pay at the rate in effect immediately prior to the termination ("Final Base Pay") times his total years of service with the Company and its affiliates, including partial years ("Years of Service"), if the Executive's work location immediately prior to termination is in the United States, or (y) one-twelfth of his Final Base Pay times his total Years of Service times two, if the Executive's work location immediately prior to termination is outside the United States; provided, however in no event shall such applicable payment exceed two times the amount of the Executive's Final Base Pay.

         (c) Notwithstanding any provision of this Agreement to the contrary, in no event shall any payment made or to be made and/or any benefits provided or to be provided to or on behalf of the Executive pursuant to this Agreement that constitutes a "parachute payment", within the meaning of section 280G of the Internal Revenue Code (the "Code"), individually or collectively, or when aggregated with any other parachute payment to the Executive, whether or not made pursuant to this Agreement, results in the Executive receiving an "excess parachute payment," within the meaning of section 280G of the Code which gives rise to liability for an excise tax under Section 4999 of the Code, and to the extent it is necessary to avoid such an excess parachute payment, the applicable payment and/or benefits otherwise due hereunder shall be automatically reduced in whole or in part so that no such payment or benefit hereunder constitutes such an excess parachute





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payment.   However, in the event of any such reduction, the Executive shall have the option to elect to receive, in lieu of all or a portion of the applicable payment, one or more of the Continuing Employee Benefits, provided that prior to the receipt of such payment, the Executive gives the Company notice of such election specifying the Continuing Employee Benefit(s) so elected to be received. Further, in the event the Executive inadvertently receives a payment and/or benefit hereunder that is subsequently determined to be such an excess parachute payment, the Executive shall be obligated to return such portion of the payment, with interest, and/or reimburse the Company for such Continuing Employee Benefit(s), all in a manner that results in the Executive not having received such an excess parachute payment.

         (d) The determination of whether any amount or benefit otherwise payable or provided under this Agreement would be such an excess parachute payment shall be made by tax counsel selected by the Company and reasonably acceptable to the Executive. The costs of obtaining such determination shall be borne by the Company. The fact that the Executive shall have his right to a payment or benefit reduced as a result of the limitations contained in this
Section 5 shall not limit or otherwise affect any rights of the Executive arising other than pursuant to this Agreement; provided, however, the Company shall not be obligated to make any payment to the Executive whether under this Agreement or otherwise, that would constitute an excess parachute payment that gives rise to liability for an excise tax under Section 4999 of the Code.





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         (e)  There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or for the benefit of the Executive provided for in this Agreement.

         6. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date and that the noncompetition covenant contained in Section 7 hereof will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in Section 5 hereof.

         7. Competitive Activity: During a period ending one year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 5 hereof, the Executive shall not, without the prior consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity. For purposes of this Agreement, the term "Competitive Activity" shall mean the Executive's





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participation in the management of any business enterprise which is principally engaged in the exploration for or production of hydrocarbons in Texas, Oklahoma, Indonesia, Argentina, Bolivia, Colombia, Ecuador, or Venezuela. "Competitive Activity" shall not include (i) the mere ownership of securities in any such enterprise and exercise of rights appurtenant thereto or (ii) participation in management of any such enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.

         8. Legal Fees and Expenses: (a) It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void and unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the





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Executive's entering into an attorney-client relationship with such counsel
(other than Andrews & Kurth L.L.P. or Jones, Day, Reavis & Pogue), and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys' and related fees and expenses incurred by the Executive as a result of the Company's failure to perform this Agreement or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision thereof as aforesaid.

         (b) In order to ensure the benefits intended to be provided to the Executive under Section 8(a) hereof, the Company has established an irrevocable
standby Letter of Credit in favor of the Executive   drawn on a bank selected
by the Company (the "Letter of Credit") which provides for a credit amount of $250,000 being made available to the Executive against presentation at any time and from time to time of his clean sight drafts, accompanied by statements of his counsel for fees and expenses, in an aggregate amount not to exceed $250,000.

         (c) The Company's obligations under this Article 8 and specifically (without limitation) the obligation to maintain the Letter of Credit shall continue until the later of (A) the earlier of (i) June 30, 1999, or (ii) six months after the termination of this Agreement under Section 4(a), (b) or (c) or (B) if any litigation or legal action as contemplated in Section 8(a) is commenced within six months after the termination of this Agreement under
Section 4(a), (b) or (c), the conclusion of such litigation or other legal action.





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         9.   Withholding of Taxes:  The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

         10. Successors and Binding Agreement: (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, or any of its affiliates of either the Company or such a successor that is or becomes the Executive's employer, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

         (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

         (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 10(a) hereof. Without





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limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

         (d) The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such beach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

         11. Notices: For all purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         12. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State.





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         13.  Validity:  If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

         14. Miscellaneous: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

         15. Prior Agreements: This Agreement is voluntarily entered into and supersedes and takes the place of all prior change in control and employment agreements, as amended, between the parties hereto. The parties hereto expressly agree and hereby declare that any and all prior change in control and employment agreements, as amended, are hereby terminated and of no further force or effect.

         16. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.





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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.


                                        MAXUS ENERGY CORPORATION

                                        By: /s/ MARK J. GENTRY
                                            -----------------------------------
                                            Vice President


                                        EXECUTIVE

                                        /s/ W. MARK MILLER
                                        ---------------------------------------
                                        W. Mark Miller





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